Exhibit (c)(3)

Houlihan Lokey

www.HL.com

U.S. 800.788.5300 Europe +44.20.7839.3355 China +86.10.8588.2300 Hong Kong +852.3551.2300 Japan +81.3.4577.6000

Los Angeles •New York •Chicago •San Francisco •Minneapolis •Washington, D.C.•Dallas •Atlanta •London •Paris •Frankfurt•Hong Kong •Tokyo •Beijing

NOVEMBER 18, 2008 Project TAG

Confidential Presentation to the Special Committee of the Board of Directors

Disclaimer

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This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) of Tarrant Apparel Group (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan

Lokey takes any responsibility for the use of the materials by persons other than the Committee.

The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding anything to the contrary set forth herein, Houlihan Lokey imposes no restrictions on the disclosure by the Company (including any of its employees, representatives or agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to the Company; provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any party to any transaction, or (ii) confidential commercial, financial or structural information regarding any transaction, except to the extent relating to such tax treatment or tax structure. If the Company plans to disclose information or materials pursuant to the preceding sentence the Company shall inform those to whom it discloses any such information or materials that they may not rely upon such information or materials for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials.

Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party. THE MATERIALS DO NOT CONSTITUTE

ANY OPINION, NOR DO THE MATERIALS CONSTITUTE A RECOMMENDATION TO THE COMMITTEE, ANY SECURITY HOLDER OF THE COMPANY OR ANY OTHER PERSON AS TO HOW TO VOTE OR ACT WITH RESPECT TO ANY MATTER RELATING TO THE TRANSACTION OR WHETHER TO BUY OR SELL ANY ASSETS OR SECURITIES OF ANY COMPANY. HOULIHAN LOKEY’S ONLY OPINION IS THE OPINION THAT IS DELIVERED TO THE COMMITTEE AT A LATER DATE.

Disclaimer

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The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. In preparing the materials,

Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Transaction.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable.

The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material.

Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and

Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the date of the most recent financial statements provided to Houlihan Lokey, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Table of Contents

Page

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Transaction Background . 1

Public Market Information . 6

Financial Analysis. 12

Appendices . 22

Other Considerations . 23

Benchmarking. 26

Weighted Average Cost of Capital Calculation. 29

Transaction Background

Transaction Background

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SUMMARY OF PROCESS

On April 25, 2008, Gerard Guez and Todd Kay, founders and executive officers of Tarrant Apparel Group (the “Company”), announced to the Board of Directors their intention to acquire the outstanding common stock of the Company (the “Common Stock”) from the holders of the Common Stock, other than the Common Stock which is already owned by Mr. Guez and Mr. Kay, for cash consideration of $0.80 per share (such acquisition by Messrs. Guez and Kay, the “Transaction”).

The Board of Directors of the Company formed a Special Committee (the “Committee”) to consider certain matters relating to the Transaction. Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) was retained to assist the Committee in its consideration of the proposed Transaction. However, Houlihan Lokey was directed by the Committee not to pursue discussions or initiate contact with third parties relating to a possible sale transaction involving the Company.

A third party contacted Houlihan Lokey in mid-July 2008, expressing interest in the American Rag brand that is partially owned and licensed by the Company. After obtaining approval from the Committee, Houlihan Lokey discussed this interest with Messrs. Guez and Kay.

On July 29, 2008, Messrs. Guez and Kay sent a letter to the Committee stating that they would oppose any sale transaction involving the Company or its assets to any entity that they did not control.

The Committee directed Houlihan Lokey not to pursue such discussions or initiate similar contact with other third parties.

We understand that Messrs. Guez and Kay together hold Common Stock (voting shares) in excess of 40% of the Common Stock. We further understand that the Company charter requires a two-thirds majority vote on any sale transaction and Messrs. Guez and Kay therefore hold a blocking position to any potential sale transaction.

Sources: Company management, SEC filings and draft Merger Agreement dated November 16, 2008 (“Merger Agreement”).

Transaction Background

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SUMMARY OF PROCESS (CONTINUED)

On July 29, 2008, Mervyn’s LLC (“Mervyn’s”) filed for bankruptcy protection. Mervyn’s was the Company’s sixth largest customer in 2007, contributing $20.3 million of revenue.

On July 29, 2008, John McIlvery, attorney for Messrs. Guez and Kay, reaffirmed in an email to Houlihan Lokey and the Committee their offer of $0.80 per share.

After the Committee indicated that several terms of the initial draft merger agreement that was delivered on or about July 15, 2008 were unacceptable, John McIlvery indicated on August 5, 2008 that Messrs. Guez and Kay were willing to increase their offer to $0.84 per share and make several changes to the Merger Agreement. The Committee and Messrs. Guez and Kay continued to negotiate certain other items in the Merger Agreement. Subsequently, in mid-November 2008, Messrs. Guez and Kay advised the Committee that Messrs. Guez and Kay made a verbal indication that they were willing to increase their offer to $0.85 per share.

The Company has indicated that it has reached a verbal settlement with American Rag Cie, LLC, subject to documentation. Under this settlement, the Company will forfeit its 45% interest in American Rag Cie, LLC. In return, the Company will pay a reduced royalty fee of between 1.13% and 1.25% (from 2.05%) on all of the Company’s sales associated with the American Rag brand.

As part of this verbal settlement, the Company will forfeit its rights to use the American Rag brand internationally.

Additionally, the Company will receive rights to use the American Rag brand for non-apparel items sold in the United States, Canada, Mexico and Bermuda. Any impact from the acquisition of these rights has not been factored into the Company’s projections or our analysis.

We understand that the Committee will request the opinion of Houlihan Lokey as and when the Merger Agreement is ready for execution. This presentation does not constitute a written opinion, nor will an oral opinion be delivered contemporaneously with the delivery of this presentation.

Sources: Company management, SEC filings and Merger Agreement.

Transaction Background

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SUMMARY OF SELECTED TERMS OF MERGER AGREEMENT1

Counterparty: Newly formed corporation (“Parent”). Certain obligations of Parent are guaranteed by Messrs. Guez and Kay.

Price: $0.85 per share of Common Stock

Consideration: Cash

Transaction Type: Merger

Financing: To be provided by the personal funds of Messrs. Guez and Kay

Fiduciary Duty Provisions: No Solicitation: Standard provision under which the Company may not solicit offers but may consider an unsolicited acquisition proposal that is reasonably likely to lead to a superior offer.

Company Payment: Under certain situations, the Company may be obligated to pay up to $500,000 of Parent’s transaction expenses if the Transaction is terminated.

Business Interruption Fee: Under certain situations, Parent may be required to pay a fee of $500,000 plus reimbursement of the Company’s expenses incurred in connection with the Transaction. Such fee does not affect the Company’s rights to pursue other remedies, including specific performance.

1This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction.

Source: Merger Agreement.

HOULIHAN LOKEY
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Transaction Background

PROPOSED OFFER OVERVIEW

Summary of Proposed Offer Value

(shares outstanding and dollars in millions, except per share values)

Security	Shares Outstanding[1]	Proposed Per Share Consideration
Common Stock	30.5	$0.85

Implied Values	
Implied Common Equity Value	**$26.0**
Adjustments:	
Add: Total Debt as of 9/30/2008[2]	11.8
Add: Income Taxes Payable as of 9/30/2008[2,3]	9.9
Add: Cost to Redeem Warrants[4]	1.0
Less: Cash and Cash Equivalents as of 9/30/2008[2]	(0.9)
Less: Note Receivable from Officer as of 9/30/2008[5]	(1.7)
Less: Present Value of Net Operating Loss ("NOL") Carryforwards[6]	(2.3)
Implied Enterprise Value	**$43.8**

Implied Proposed Offer Multiples	
Implied Enterprise Value / Adjusted EBITDA[7]	**Implied Multiple**
Latest Twelve Months ("LTM") 9/30/2008	9.8x
Next Fiscal Year ("NFY") 2008	10.3x
NFY+1 2009	16.5x

Implied Premiums to Historical Stock Trading Prices

	Average Closing Stock Price[8]	Implied Premium of Proposed Per Share Consideration over Average Closing Stock Price
Current[9]	$0.39	117.9%
Trading Period Prior to to Anouncement of Proposed Offer on 4/25/2008 of $0.80		
1 Day	$0.66	21.2%
5 Day	$0.65	23.1%
10 Day	$0.65	24.0%
1 Month	$0.64	24.8%
3 Month	$0.80	-0.3%
6 Month	$0.98	-18.2%
1 Year	$1.11	-27.9%
52 Week High (4/30/2007)	$1.51	-47.0%
52 Week Low (4/03/2008)	$0.51	56.8%

Footnotes on following page.

4

Transaction Background

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PROPOSED OFFER OVERVIEW (CONTINUED)

Footnotes:

1 Based on 30.5 million shares outstanding as of November 17, 2008. Source: Capital IQ and Company management.

2 Per the Quarterly Report (Form 10-Q) for the period ended September 30, 2008 and Company management.

3 Per Company management, in the first quarter of 2008, the Company entered into a final settlement agreement with the IRS to pay the IRS $13.9 million, which included $6.5 million of interest. In addition, the Company owed approximately $1.0 million in state taxes in connection with this settlement. As of September 30, 2008, the remaining balance was approximately $9.9 million.

4 Per Company management, the Transaction would require the redemption of any outstanding warrants. The Company prepared a calculation of the redemption amount for its outstanding warrants as of May 27, 2008. Based on this analysis, the cost to redeem the outstanding warrants is approximately $1.0 million.

5 Per Company management, $1.7 million was outstanding under a loan issued to Mr. Guez. Repayment of this loan occurs as Mr. Guez pays for business travel on behalf of the Company but is not reimbursed for such travel. Instead, the Company reduces the outstanding amount of the note receivable owed by Mr. Guez.

6 Based on Company management representation of maximum annual NOL usage limitation of $1.3 million per year.

7 Per Company management, includes certain adjustments made to Company financials. The pro forma impact of the loss of business from Mervyn’s is not reflected in the Company’s historical results. The impact of the verbal settlement reached between the Company and American Rag Cie, LLC is reflected in the historical and projected financial results. See pages titled “Selected Historical and Projected Financial Data” and “Schedule of Adjustments” for further details.

8 Source: Capital IQ.

9 Reflects closing price as of November 17, 2008. Implied premium represents premium of currently proposed offer price of $0.85 over the closing stock price as of November 17, 2008.

Public Market Information

Public Market Information

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COMPANY STOCK TRADING HISTORY

Common Stock Price & Volume History – 1 Year

$0.00

$0.20

$0.40

$0.60

$0.80

$1.00

$1.20

$1.40

$1.60

$1.80

$2.00

11/17/2007

12/17/2007

1/16/2008

2/15/2008

3/16/2008

4/15/2008

5/15/2008

6/14/2008

7/14/2008

8/13/2008

9/12/2008

10/12/2008

11/11/2008

0.00

0.05

0.10

0.15

0.20

0.25

0.30

0.35

0.40

0.45

Daily Volume (millions) Closing Stock Price (US $) Proposed Per Share Consideration (US $)

Daily Volume (millionClosing Stock Price (US $) s)

4/25/2008—Gerard Guez and Todd Kay

announced their intention to acquire the

outstanding publicly held shares of the

Company for $0.80 per share in cash.

Source: Capital IQ.

Public Market Information

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COMPANY STOCK TRADING HISTORY (CONTINUED)

Common Stock Price & Volume History – Since IPO

$0.00

$5.00

$10.00

$15.00

$20.00

$25.00

$30.00

$35.00

$40.00

$45.00

$50.00

7/25/1995

6/13/1996

5/3/1997

3/23/1998

2/10/1999

12/31/1999

11/19/2000

10/9/2001

8/29/2002

7/19/2003

6/7/2004

4/27/2005

3/17/2006

2/4/2007

12/25/2007

11/13/2008

0.00

0.50

1.00

1.50

2.00

2.50

3.00

3.50

Daily Volume (millions) Closing Stock Price (US $) Proposed Per Share Consideration (US $)

Daily Volume (millionsClosing Stock Price (US $) )

Source: Capital IQ.

Public Market Information

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COMPANY RELATIVE STOCK PERFORMANCE

25.0%

35.0%

45.0%

55.0%

65.0%

75.0%

85.0%

95.0%

105.0%

115.0%

125.0%

11/17/2007

12/17/2007

1/17/2008

2/17/2008

3/17/2008

4/17/2008

5/17/2008

6/17/2008

7/17/2008

8/17/2008

9/17/2008

10/17/2008

11/17/2008

Indexed Prices

S&P 500 Index Tarrant Apparel Group Selected Companies Private Label Branded

11/17/2007—11/17/2008:

Index of Selected Companies1: -53.8%

Private Label Index2: -51.9%

Branded Index3: -54.4%

S&P 500 Index: -41.7%

Tarrant Apparel Group: -65.2%

1 Index of Selected Companies includes Cygne Designs Inc. (CYDS), Delta Apparel Inc. (DLA), Ever-Glory International Group, Inc. (EVK), G-III Apparel Group, Ltd. (GIII), Oxford Industries Inc. (OXM),

Hartmarx Corp. (HMX), Jones Apparel Group Inc. (JNY), Perry Ellis International Inc. (PERY), Phillips-Van Heusen Corp. (PVH), and VF Corp. (VFC).

2 Private Label index includes Cygne Designs Inc. (CYDS), Delta Apparel Inc. (DLA), Ever-Glory International Group, Inc. (EVK), G-III Apparel Group, Ltd. (GIII), and Oxford Industries Inc. (OXM).

3 Branded index includes Hartmarx Corp. (HMX), Jones Apparel Group Inc. (JNY), Perry Ellis International Inc. (PERY), Phillips-Van Heusen Corp. (PVH), and VF Corp. (VFC).

Note: The Index of Selected Companies, Private Label Index and Branded Index are weighted by market capitalization.

Source: Capital IQ.

Public Market Information

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COMPANY HISTORICAL PERFORMANCE ANALYSIS

(dollars in millions)

$0.0

$50.0

$100.0

$150.0

$200.0

$250.0

$300.0

$350.0

$400.0

1994

1995

1996

1997

1998

1999

2000

2001

2002

2003

2004

2005

2006

2007

LTM 9/30/08

($20.0)

($10.0)

$0.0

$10.0

$20.0

$30.0

$40.0

$50.0

Annual Revenues Reported EBITDA

Annual Revenues (US $) Annual Reported EBITDA (US $)

Source: Capital IQ, SEC filings and Company management.

Public Market Information

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COMPANY SHAREHOLDER PROFILE / TRADING ACTIVITY

Summary of Shareholder Profile / Trading Activity

(shares in millions)

Top 10 Shareholders1 Institutional Ownership

Holder Shares Held % of Total Number of Holders 18

Gerard Guez 10.1 33.1% Shares Held 3.4

Todd Kay 2.6 8.4% Percentage of Total 11.2%

Subtotal 12.7 41.5%

GMM Capital LLC 1.6 5.2% Trading Activity2

Dimensional Fund Advisors Inc. 0.9 2.9% Float3 58.1%

Renaissance Technologies Corp. 0.4 1.2% Average Daily Volume Last Week 0.10%

Midsouth Investor Fund LP 0.2 0.6% Average Daily Volume Last Month 0.24%

Sterling Macro Fund 0.1 0.3% Average Daily Volume Last 3 Months 0.19%

Vanguard Group Inc. 0.1 0.3% Average Daily Volume Last 6 Months 0.17%

Farouze Stephane 0.1 0.3% Average Daily Volume Last Year 0.18%

Spark LP/DE 0.1 0.2%

Subtotal 3.4 11.0%

Total 16.0 52.5%

1	Based on 30.5 million shares outstanding as of November 17, 2008. Source: Capital IQ and Company management.
2	As of November 17, 2008. Average daily volume figures are expressed as a percentage of float.
3	Float refers to the total number of shares publicly owned and available for trading.

Sources: Capital IQ and Bloomberg.

Financial Analysis

HOULIHAN LOKEY
Project TAG

Financial Analysis

FINANCIAL ANALYSIS SUMMARY

Implied Per Share Equity Value Reference Range[1]


Price Per Share
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
$0.45
$0.15
$0.46
$0.18
$0.52
$0.22
$1.25
$0.68
Proposed Per Share Consideration of $0.85
Current Price Per Share of $0.39 as of 11/17/2008
Selected Companies Analysis
5.0x - 7.0x LTM ended September 30, 2008 Adjusted EBITDA[2]
Selected Companies Analysis
5.5x - 7.5x NFY ending December 31, 2008 Adjusted EBITDA[2]
Selected Transactions Analysis
5.5x - 7.5x LTM ended September 30, 2008 Adjusted EBITDA[2]
Discounted Cash Flow Analysis
Discount Rate: 9.5% - 11.5%
Perpetuity Growth Rate: 2.0% - 3.0%

NOTE: IT IS POSSIBLE THAT CERTAIN AMOUNTS AND MULTIPLES SET FORTH IN THIS ANALYSIS MAY CHANGE BETWEEN THE DATE OF THIS PRESENTATION AND THE DELIVERY OF HOULIHAN LOKEY'S OPINION.

[1] *No particular weight was attributed to any analysis. We note that the discounted cash flow analysis is calculated based on a projected period of 2.13 years. Generally, discounted cash flow analyses are calculated based on projections over a longer period of time. We also note that the terminal value in the discounted cash flow analysis as a percentage of enterprise value ranges from approximately 87.0% to 90.9%. Based on 30.5 million shares outstanding as of November 17, 2008. Source: Capital IQ and Company management.*

[2] *The pro forma impact of the loss of business from Mervyn's is not reflected in the Company's historical results. The impact of the verbal settlement reached between the Company and American Rag Cie, LLC is reflected in the historical and projected financial results.*

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Financial Analysis

FINANCIAL ANALYSIS SUMMARY (CONTINUED)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis			Selected Companies Analysis			Selected Transactions Analysis			Discounted Cash Flow Analysis		
	LTM Ended 9/30/2008			NFY Ending 12/31/2008			LTM Ended 9/30/2008					
Adjusted EBITDA[1]		$4.5			$4.2			$4.5				
Selected Multiples Range	5.0x	--	7.0x	5.5x	--	7.5x	5.5x	--	7.5x			
Implied Enterprise Value from Operations Reference Range	$22.4	--	$31.4	$23.3	--	$31.8	$24.7	--	$33.7	$38.5		$56.0
Add: Cash and Cash Equivalents as of 9/30/2008[2]	0.9	--	0.9	0.9	--	0.9	0.9	--	0.9	0.9	--	0.9
Add: Note Receivable from Officer as of 9/30/2008[3]	1.7	--	1.7	1.7	--	1.7	1.7	--	1.7	1.7	--	1.7
Add: Present Value of Net Operating Loss Carryforwards[4]	2.3	--	2.3	2.3	--	2.3	2.3	--	2.3	2.3	--	2.3
Implied Total Enterprise Value Reference Range	$27.4	--	$36.3	$28.2	--	$36.7	$29.6	--	$38.6	$43.4	--	$60.9
Less: Total Debt as of 9/30/2008[2]	(11.8)	--	(11.8)	(11.8)	--	(11.8)	(11.8)	--	(11.8)	(11.8)	--	(11.8)
Less: Income Taxes Payable as of 9/30/2008[5]	(9.9)	--	(9.9)	(9.9)	--	(9.9)	(9.9)	--	(9.9)	(9.9)	--	(9.9)
Less: Cost to Redeem Warrants[6]	(1.0)	--	(1.0)	(1.0)	--	(1.0)	(1.0)	--	(1.0)	(1.0)	--	(1.0)
Implied Total Equity Value Reference Range	$4.6	--	$13.6	$5.5	--	$13.9	$6.9	--	$15.8	$20.6	--	$38.2
Shares Outstanding[7]	30.5	--	30.5	30.5	--	30.5	30.5	--	30.5	30.5	--	30.5
Implied Per Share Reference Range	$0.15	--	$0.45	$0.18	--	$0.46	$0.22	--	$0.52	$0.68	--	$1.25

[1] *The pro forma impact of the loss of business from Mervyn's is not reflected in the Company's historical results. The impact of the verbal settlement reached between the Company and American Rag Cie, LLC is reflected in the historical and projected financial results.*

[2] *Per the Quarterly Report (Form 10-Q) for the period ended September 30, 2008 and Company management.*

[3] *Per Company management, $1.7 million was outstanding under a loan issued to Mr. Guez. Repayment of this loan occurs as Mr. Guez pays for business travel on behalf of the Company but is not reimbursed for such travel. Instead, the Company reduces the outstanding amount of the note receivable owed by Mr. Guez.*

[4] *Based on Company management representation of maximum annual NOL usage limitation of $1.3 million per year.*

[5] *Per Company management, in the first quarter of 2008, the Company entered into a final settlement agreement with the IRS to pay the IRS $13.9 million, which included $6.5 million of interest. In addition, the Company owed approximately $1.0 million in state taxes in connection with this settlement. As of September 30, 2008, the remaining balance was approximately $9.9 million.*

[6] *Per Company management, the Transaction would require the redemption of any outstanding warrants. The Company prepared a calculation of the redemption amount for its outstanding warrants as of May 27, 2008. Based on this analysis, the cost to redeem the outstanding warrants is approximately $1.0 million.*

[7] *Based on 30.5 million shares outstanding as of November 17, 2008. Source: Capital IQ and Company management.*

Sources: Historical and projected information per SEC filings and Company management.

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HOULIHAN LOKEY
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Financial Analysis

SELECTED HISTORICAL AND PROJECTED FINANCIAL DATA

(dollars in millions)

	Fiscal Year Ended December 31,			LTM Ended	FYE December 31,
	2005	2006	2007	9/30/2008	2008E[3]
Revenue	**$214.6**	**$232.4**	**$243.7**	**$215.1**	**$195.0**
Revenue Growth %		*8.3%*	*4.9%*		*-20.0%*
Less: Cost of Goods Sold	169.8	181.8	194.8	173.7	157.5
Adjustments to Cost of Goods Sold[1]	0.0	0.0	1.5	0.0	0.0
Adjusted Gross Profit	$44.9	$50.6	$50.4	$41.4	$37.5
Gross Margin %	*20.9%*	*21.8%*	*20.7%*	*19.2%*	*19.2%*
Selling, General & Administrative Expenses	37.6	37.9	39.0	39.2	37.7
Adjustments to Selling, General & Administrative Expenses[1]	(0.7)	0.9	(0.0)	2.6	4.7
Selling, General & Administrative Expenses Margin %	*17.8%*	*15.9%*	*16.0%*	*17.0%*	*17.0%*
Other Operating Expenses	3.7	30.0	4.7	7.7	6.7
Adjustments to Other Operating Expenses[1]	0.0	27.1	3.7	6.8	6.0
Depreciation & Amortization	1.4	1.6	1.1	0.6	0.6
Adjusted EBITDA[2]	**$4.3**	**$12.4**	**$11.5**	**$4.5**	**$4.2**
EBITDA Margin %	*2.0%*	*5.3%*	*4.7%*	*2.1%*	*2.2%*

[1] See next page for details regarding adjustments.
[2] The pro forma impact of the loss of business from Mervyn's is not reflected in the Company's historical results. The impact of the verbal settlement reached between the Company and American Rag Cie, LLC is reflected in the historical and projected financial results.
[3] Company management reforecast expected results for 2008. These results are based on actual results for the first nine months of 2008 plus updated expected results for the remainder of 2008.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain non-recurring items, and FYE refers to Fiscal Year Ending.
Sources: Annual Report (Form 10-K) for the period ended December 31, 2007, Quarterly Report (Form 10-Q) for the period ended September 30, 2008 and Company management.

15

HOULIHAN LOKEY
Project TAG

Financial Analysis

Schedule of Adjustments

(dollars in millions)

	Fiscal Year Ended December 31,			LTM Ended	FYE December 31,
	2005	2006	2007	9/30/2008	2008E
Adjustments to Cost of Goods Sold					
Sale of Mexico fabric inventory	$0.0	$0.0	$1.5	$0.0	$0.0
Total	$0.0	$0.0	$1.5	$0.0	$0.0
Adjustments to Selling, General & Administrative Expenses					
Pro forma headcount reduction	$0.0	$0.0	$0.0	$0.0	$0.5
Chairman salary reduction	(0.7)	(0.7)	0.0	0.0	0.0
Jessica Simpson litigation expenses, net of settlement	0.0	1.6	(1.0)	(2.8)	0.0
Reserve on long-term receivable - Azteca (related party)	0.0	0.0	1.0	1.0	0.0
U.S. customs charge	0.0	0.0	0.0	0.8	0.8
Litigation expense (excluding Jessica Simpson litigation)	0.0	0.0	0.0	0.7	1.0
Special compensation	0.0	0.0	0.0	0.7	0.7
Write-off of Mervyn's receivable	0.0	0.0	0.0	2.2	2.2
Total	($0.7)	$0.9	($0.0)	$2.6	$4.7
Adjustments to Other Operating Expenses					
Loss on notes receivable - Mexico assets (related party)	$0.0	$27.1	$0.0	$0.0	$0.0
Adjustment to fair value of long-term receivable - Azteca (related party)	0.0	0.0	0.8	0.8	0.0
Terminated acquisition expenses - Buffalo Group	0.0	0.0	2.0	0.0	0.0
Goodwill impairment charge	0.0	0.0	0.0	5.3	5.3
Adjustment to royalty expense related to American Rag settlement[1]	NA	NA	0.9	0.7	0.7
Total	$0.0	$27.1	$3.7	$6.8	$6.0
Total Adjustments	**($0.7)**	**$28.0**	**$5.2**	**$9.5**	**$10.6**

[1] *The Company has indicated that it has reached a verbal settlement with American Rag Cie, LLC, according to which the Company will forfeit its 45% equity interest in American Rag Cie, LLC. As part of this settlement, the Company will pay a reduced royalty fee of between 1.13% and 1.25% (from 2.05%) on all of the Company's sales associated with the American Rag brand. As such, the Company's royalty expense has been adjusted to reflect a reduced royalty rate of 1.13%. The Company did not provide adjusted royalty expense amounts for fiscal years ended December 31, 2005 and 2006, these periods have therefore not been adjusted to reflect the reduced royalty rate*

FYE refers to Fiscal Year Ending.

Sources: Annual Report (Form 10-K) for the period ended December 31, 2007, Quarterly Report (Form 10-Q) for the period ended September 30, 2008 and Company management.

16

Financial Analysis

Project TAG

SELECTED PROJECTED FINANCIAL DATA

? The following projections provided by Company management reflect management’s most current outlook regarding the Company’s business for 2009 and 2010. These projections assume the following:

? The Company’s relationship with Mervyn’s is discontinued and the Company has no sales to Mervyn’s in 2009 and 2010; and

? The Company will pay a reduced royalty fee of 1.13% (from 2.05%) on all sales associated with the American Rag brand.

(dollars in millions)

Fiscal Year Ending December 31,

2009E 2010E

Revenue $179.5 $197.4

Revenue Growth % -8.0% 10.0%

Less: Cost of Goods Sold 144.5 156.9

Adjusted Gross Profit $35.0 $40.5

Gross Margin % 19.5% 20.5%

Selling, General & Administrative Expenses 32.0 34.6

Selling, General & Administrative Expenses Margin % 17.8% 17.5%

Other Operating Expenses 0.7 0.9

Depreciation & Amortization 0.4 0.4

Adjusted EBITDA $2.6 $5.4

EBITDA Margin % 1.5% 2.7%

Source: Company management.

HOULIHAN LOKEY

Project TAG

Financial Analysis

BALANCE SHEET – SEPTEMBER 30, 2008

(dollars in millions)

	As of 9/30/2008		As of 9/30/2008
Current Assets		**Current Liabilities**	
Cash & Cash equivalents	$0.8	Bank borrowings[3]	$10.5
Marketable securities	0.1	Short term borrowings	1.4
Accounts receivable, net	25.0	Accounts payable	15.0
Notes receivable	0.0	Accrued expenses	5.7
Inventories	6.1	Income taxes	5.3
Temporary quota	0.3	**Total Current Liabilities**	**$37.8**
Due from related parties[1]	16.7		
Due from officers	0.0	Income tax payable	5.8
Deferred tax	0.3	Minority interest payable - UAV & PBG7	0.1
Prepaids	1.1		
Total Current Assets	**$50.4**	**Shareholders' Equity:**	
		Common stock	115.8
		Warrant	7.3
Property and equipment, net	$1.4	Contributed capital	11.1
Due from related parties	1.7	Retained earnings	(117.0)
Goodwill[2]	4.6	Notes receivable from shareholders[4]	(1.7)
Other long term assets[2]	1.0	Total shareholders' equity	**$15.5**
Total Assets	**$59.1**	**Total Liabilities and Shareholders' Equity**	**$59.1**

[1] Due from related parties shown in current assets consists solely of amount receivable from Seven Licensing, an entity which is beneficially owned by Gerard Guez.

[2] Equity method investment related to American Rage Cie, LLC in the amount of $0.9 million and associated goodwill in the amount of $1.3 million are included in the Goodwill and Other long term assets line items in the balance sheet. Company management has indicated that it has reached a verbal settlement with American Rag Cie, LLC, under which the Company will forfeit its 45% equity interest in American Rag Cie, LLC. As such, the equity method investment and associated goodwill related to American Rag Cie, LLC will be removed from the balance sheet.

[3] On November 14, 2008, the Company indicated that it has made a $3 million short-term loan to BCBG Max Azria ("BCBG") with an interest rate of 10% and a maturity date of November 30, 2008. This loan is being funded by the Company's existing line of credit. As collateral for the loan, the Company and BCBG have entered into a license agreement whereby in the event of default by BCBG, the Company has the right to sell 1 million garment units using the BCBG label. The impact of this loan has not been factored into our analysis.

[4] Per Company management, as of September 30, 2008, $1.7 million was outstanding under a loan issued to Mr. Guez. Repayment of this loan occurs as Mr. Guez pays for business travel on behalf of the Company but is not reimbursed for such travel. Instead, the Company reduces the outstanding amount of the note receivable owed by Mr. Guez.

Source: Quarterly Report (Form 10-Q) for the period ended September 30, 2008 and Company management.

18

HOULIHAN LOKEY
Project TAG

Financial Analysis

SELECTED COMPANIES ANALYSIS[1]

(dollars in millions, except per share values)

	Share Price[4]	Equity Market Value[4,5]	Enterprise Value[4,5]	Enterprise Value[2] to Adjusted EBITDA[3] LTM[6]	Enterprise Value[2] to Adjusted EBITDA[3] NFY[7,8]
Private Label and Non-Licensed					
Cygne Designs Inc.	$0.03	$1.1	$13.8	*NMF*	*NA*
Delta Apparel Inc.	$5.36	$45.6	$134.6	7.4x	*NA*
Ever-Glory International Group, Inc.	$1.99	$25.0	$32.4	3.2x	*NA*
G-III Apparel Group, Ltd.	$8.90	$147.0	$171.0	4.6x	3.4x
Oxford Industries Inc.	$8.79	$140.0	$356.4	3.4x	3.9x
Low				**3.2x**	**3.4x**
High				**7.4x**	**3.9x**
Median				**4.0x**	**3.6x**
Mean				**4.7x**	**3.6x**
Branded					
Hartmarx Corp.	$0.46	$16.6	$167.7	*NMF*	6.7x
Jones Apparel Group, Inc.	$6.31	$535.3	$1,117.9	5.6x	3.8x
Perry Ellis International Inc.	$4.76	$75.0	$260.3	3.8x	3.3x
Phillips-Van Heusen Corp.	$16.71	$877.2	$1,016.2	3.0x	2.9x
VF Corp.	$45.51	$5,107.5	$6,440.6	5.6x	5.3x
Low				**3.0x**	**2.9x**
High				**5.6x**	**6.7x**
Median				**4.7x**	**3.8x**
Mean				**4.5x**	**4.4x**

[1] No company used in this analysis for comparative purposes is identical to the Company.
[2] Enterprise Value equals equity market value + debt outstanding + preferred stock – cash and cash equivalents.
[3] Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain non-recurring items.
[4] Based on closing prices as of November 17, 2008.
[5] Based on reported fully-diluted common shares.
[6] LTM refers to the most recently completed twelve month period for which financial information has been made public.
[7] NFY refers to the next fiscal year for which financial information has not been made public.
[8] Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year end of December 31, 2008.
NA refers to not available; NMF refers to not meaningful.
Sources: Capital IQ, SEC filings and various analyst reports.

19

HOULIHAN LOKEY
Project TAG

Financial Analysis

Selected Transactions Analysis[1]

(dollars in millions)

Announced	Target	Private Label / Branded	Acquiror	Transaction Value[2]	Transaction Value/ EBITDA[3]
02/15/2008	DashAmerica, Inc.	Branded	Shimano American Corporation	$69.4	NA
02/11/2008	Andrew & Suzanne Company, Inc.	Branded	G-III Leather Fashions, Inc.	77.6	31.5x *
09/18/2007	Kellwood Co.	Branded	Sun Capital Partners, Inc.	1,001.4	7.6x
09/13/2007	Liz Claiborne Inc., Emma James, Intuitions, JH Collectibles and Tapemeasure Brands	Branded	The Millwork Trading Company, Ltd.	30.0	NA
08/15/2007	Regatta (U.S.A.) L.L.C.	Branded	Li & Fung Ltd. (SEHK:494)	300.0	10.8x
08/14/2007	Monarchy, LLC	Branded	Hartmarx Corp. (NYSE:HMX)	12.0	NA
07/26/2007	Lucy Activewear, Inc.	Branded	VF Corp. (NYSE:VFC)	110.0	NA
06/18/2007	Royal Robbins Inc.	Branded	Kellwood Co.	40.0	NA
01/22/2007	Vanity Fair Brands	Branded	Fruit of The Loom, Inc.	350.0	5.5x
10/31/2006	Ocean Pacific Apparel Corp., Worldwide Brands and Certain Assets	Branded	Iconix Brand Group Inc. (NasdaqNM:ICON)	53.9	NA
10/11/2006	Superba, Inc.	Branded	Phillips-Van Heusen Corp. (NYSE:PVH)	180.0	8.0x
08/29/2006	Sweater.com, Inc.	Branded	Hartmarx Corp. (NYSE:HMX)	12.4	5.0x
06/20/2006	Kentucky Derby Hosiery Co., Inc.	Private Label	Gildan Activewear Inc. (TSX:GIL)	45.0	7.5x
05/01/2006	Oxford Industries Inc., Womenswear Group	Private Label	Li & Fung Ltd. (SEHK:494)	37.0	NA
04/17/2006	Russell Corp.	Branded	Fruit of The Loom, Inc.	1,090.5	6.9x
03/31/2006	Mossimo Inc.	Branded	Iconix Brand Group Inc. (NasdaqNM:ICON)	120.6	51.5x *
01/26/2006	Westcoast Contempo Fashions Limited	Branded	Liz Claiborne Inc. (NYSE:LIZ)	23.6	NA
01/22/2006	Sun Apparel, Inc.	Branded	Polo Ralph Lauren Corp. (NYSE:RL)	355.0	NA
11/07/2005	SmartWool Corporation	Branded	Timberland Co. (NYSE:TBL)	82.0	NA
11/03/2005	prAna	Branded	Liz Claiborne Inc. (NYSE:LIZ)	34.7	NA
08/31/2005	Haggar Corp.	Branded	Perseus, L.L.C., Symphony Holdings Ltd. (SEHK:1223), Infinity Associates LLC	212.8	10.4x
06/17/2005	DashAmerica, Inc.	Branded	Nautilus Inc. (NYSE:NLS)	74.0	NA
			Low	**$12.0**	**5.0x**
			High	**1,090.5**	**10.8x**
			Median	**75.8**	**7.6x**
			Mean	**196.0**	**7.7x**

[1] *No transaction used in this analysis for comparative purposes is identical to the Transaction.*
[2] *Transaction Value refers to the implied enterprise value of the target company based on the announced transaction equity price and other public information available at the time of the announcement.*
[3] *Based on reported metric for the most recent LTM period prior to the announcement of the transaction. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.*
* *Excluded from high, low, mean and median data.*
NA refers to not available.
Sources: Capital IQ and various analyst reports.

20

Financial Analysis

Project TAG

DISCOUNTED CASH FLOW1

(dollars in millions, except per share values) Projected FYE December 31,

2008E2 2009E 2010E Terminal Value Assumptions Implied 2010 EBITDA

Revenue 37.203 $18.6 $179.5 $197.4 [describe assumption] $197.4 Terminal Multiple4

Revenue Growth % -8.0% 10.0% 0.0% Discount Rate 2.0% 2.5% 3.0%

Cost of Goods Sold 30.04123 15.0 144.5 156.9 [describe assumption] 156.9 9.5% 9.4x 10.1x 11.0x

Selling, General & Administrative 8.03218 4.0 32.0 34.6 [describe assumption] 34.6 10.0% 8.8x 9.5x 10.2x

Other Operating Expenses 0.218625 0.1 0.7 0.9 [describe assumption] 0.9 10.5% 8.3x 8.9x 9.5x

Total Adjustments 0.093625 0.2 0.0 0.0 [describe assumption] 0.0 11.0% 7.9x 8.4x 8.9x

Depreciation and Amortization 0.15 0.1 0.4 0.4 [describe assumption] 0.4 11.5% 7.4x 7.9x 8.4x

Adjusted EBITDA ($0.3) $2.6 $5.4 $5.4

EBITDA Margin % -1.6% 1.5% 2.7% 2.7%

Depreciation and Amortization (0.1) (0.4) (0.4) (0.4) PV of Terminal Value

Adjusted EBIT ($0.4) $2.2 $5.0 $5.0 as a % of Enterprise Value

Taxes3 0.1 (0.9) (2.0) [describe assumption] (2.0) Discount Rate 2.0% 2.5% 3.0%

Unlevered Earnings ($0.2) $1.3 $3.0 $3.0 9.5% 89.5% 90.2% 90.9%

Depreciation and Amortization 0.1 0.4 0.4 0.4 10.0% 88.9% 89.6% 90.2%

Capital Expenditures (0.0) (0.3) (0.3) [describe assumption] (0.3) 10.5% 88.3% 88.9% 89.6%

Change in Working Capital 0.1 0.6 0.6 [describe assumption] 0.6 11.0% 87.7% 88.3% 89.0%

Unlevered Free Cash Flows ($0.1) $2.1 $3.7 [describe assumption] $3.7 11.5% 87.0% 87.7% 88.3%

Present Value PV of Terminal Value

of Cash Flows Based on Perpetual Growth Rate for Implied Enterprise Value5 Implied Total Equity Value Implied Equity Value Per Share7

Discount Rate 2008—2010 2010 Unlevered Free Cash Flow

$5.0 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0%

9.5% 9.5% $5.1 $43.7 $47.0 $50.9 $48.8 $52.1 $56.0 $17.8 $31.0 $34.3 $38.2 $1.01 $1.12 $1.25

10.0% #### $5.1 $40.6 $43.6 $46.9 $45.7 $48.6 $52.0 $17.8 $27.9 $30.8 $34.2 $0.91 $1.01 $1.12

10.5% #### $5.0 + $38.0 $40.5 $43.5 = $43.0 $45.6 $48.5—$17.8 = $25.2 $27.8 $30.7 = $0.82 $0.91 $1.00

11.0% #### $5.0 $35.6 $37.9 $40.4 $40.6 $42.9 $45.5 $17.8 $22.8 $25.1 $27.6 $0.75 $0.82 $0.90

11.5% #### $5.0 $33.5 $35.5 $37.8 $38.5 $40.5 $42.8 $17.8 $20.6 $22.7 $25.0 $0.68 $0.74 $0.82

Net Debt and

Other6

1	Mid-year convention applied. Refer to WACC calculation in the appendices for derivation of discount rate.
2	Represents a 1.5-month stub period of projections for the 3-month period October 2008 – December 2008.
3	Tax at 40%, as per Company management.
4	Implied from corresponding discount rate and perpetual growth rate applied to 2010 unlevered free cash flow.

5 Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.

6 Includes net debt, income taxes payable, notes receivable, present value of net operating loss carryforwards and the cost to redeem outstanding warrants upon a change of control. For further detail see page titled

“Financial Analysis Summary (continued).”

7 Based on 30.5 million shares outstanding as of November 17, 2008. Source: Capital IQ and Company management.

Source: Company management.

Appendices

Appendices

Other Considerations

Benchmarking

Weighted Average Cost of Capital Calculation

Other Considerations

Project TAG

MERVYN’S

Mervyn’s was the Company’s sixth largest customer in 2007, contributing $20.3 million of revenue, or 8.3% of total 2007 revenue. In the first quarter of 2008, Mervyn’s contributed $3.4 million of revenue, which was the fifth highest among the Company’s customers.

Mervyn’s filed for bankruptcy protection on July 29, 2008.

On August 13, 2008, Mervyn’s announced that it planned to close 26 of its 176 stores by late October 2008 or early November 2008. This represents approximately 15% of Mervyn’s retail stores.

On October 17, 2008, Mervyn’s announced its plan to hold going out of business sales at all of its remaining locations and to wind down its business. Mervyn’s intends to effect this process through Section 363 under Chapter 11 of the

U.S. Bankruptcy Code.

The Company has indicated that it will no longer ship goods to Mervyn’s, and the Company has terminated several employees that were responsible for maintaining the Mervyn’s account.

Sources: Company management and Mervyn’s press releases dated July 29, 2008, August 13, 2008 and October 17, 2008.

Other Considerations

Project TAG

OTHER CONSIDERATIONS

In addition to the loss of Mervyn’s as a customer, we note that there are several factors that are currently creating potential downward pressure on the valuation of the Company, including the following:

American Rag Cie, LLC litigation

The Company has indicated that it has reached a verbal settlement with American Rag Cie, LLC. Under this settlement, the Company will forfeit its 45% interest in American Rag Cie, LLC. As part of this settlement, the Company will pay a reduced royalty fee of between 1.13% and 1.25% (from 2.05%) on all of the Company’s sales associated with the American Rag brand.

Charles Ghailian, formerly head of one of the Company’s largest divisions, has left the Company as of July 2008.

This action has made the future of this division somewhat uncertain.

This division generated $55.1 million in sales, accounting for 22.6% of the Company’s revenue in 2007.

As of September 30, 2008, the Company had an outstanding receivable in the amount of $1.7 million due from

Azteca Production International, Inc. (“Azteca”). The Company has indicated that it believes this receivable is at risk and ultimately may be written off.

Source: Company management.

Appendices

Other Considerations

Benchmarking

Weighted Average Cost of Capital Calculation

Benchmarking

Project TAG

BENCHMARKING DATA1 – PRIVATE LABEL AND NON-LICENSED

Size Size2 Historical Growth Historical Growth Projected Growth

(LTM Revenue, millions) (Enterprise Value as of 11/17/2008, millions) (2-Fiscal Year Revenue) (1-Fiscal Year Revenue) (1-Fiscal Year RevenueName Value Name Value Name Value Name Value Name V)alue

Oxford Industries Inc. $1,095.4 Oxford Industries Inc. $356.4 Ever-Glory International Group, 155.0% Ever-Glory International Group, 37.7% G-III Apparel Group, Ltd. 28.1%

G-III Apparel Group, Ltd. $559.2 G-III Apparel Group, Ltd. $171.0 G-III Apparel Group, Ltd. 26.5% G-III Apparel Group, Ltd. 21.5% Oxford Industries Inc. -8.8%

Delta Apparel Inc. $340.9 Delta Apparel Inc. $134.6 Delta Apparel Inc. 9.2% Tarrant Apparel Group 4.9% Tarrant Apparel Group -20.0%

Tarrant Apparel Group $215.1 Ever-Glory International Group, $32.4 Tarrant Apparel Group 6.6% Delta Apparel Inc. 3.1% Cygne Designs Inc. NA

Ever-Glory International Group, $83.6 Tarrant Apparel Group $22.9 Oxford Industries Inc. 3.4% Oxford Industries Inc. 1.8% Delta Apparel Inc. NA

Cygne Designs Inc. $69.6 Cygne Designs Inc. $13.8 Cygne Designs Inc. -1.6% Cygne Designs Inc. -19.4% Ever-Glory International Group, NA

Historical Growth Historical Growth Projected Growth Projected Growth Profitability

Name (2-Fiscal Year EBITDAV)alue Name (1-Fiscal Year EBITDAV)alue Name (1-Fiscal Year EBITDAV)alue Name (5-Fiscal Year EPS)Value Nam(eLTM Gross Profit to LTM RVeavleuneue)

Ever-Glory International Group, 147.6% Ever-Glory International Group, 34.5% G-III Apparel Group, Ltd. 34.6% G-III Apparel Group, Ltd. 17.5% Oxford Industries Inc. 39.3%

Tarrant Apparel Group 63.1% G-III Apparel Group, Ltd. 19.2% Oxford Industries Inc. -18.4% Oxford Industries Inc. 13.0% G-III Apparel Group, Ltd. 25.9%

G-III Apparel Group, Ltd. 36.4% Oxford Industries Inc. 3.3% Tarrant Apparel Group -63.1% Cygne Designs Inc. NA Delta Apparel Inc. 20.8%

Oxford Industries Inc. 4.5% Tarrant Apparel Group -7.3% Cygne Designs Inc. NA Delta Apparel Inc. NA Tarrant Apparel Group 19.2%

Cygne Designs Inc. -6.2% Delta Apparel Inc. -42.8% Delta Apparel Inc. NA Ever-Glory International Group, NA Ever-Glory International Group, 17.6%

Delta Apparel Inc. -32.8% Cygne Designs Inc. -49.8% Ever-Glory International Group, NA Tarrant Apparel Group NA Cygne Designs Inc. 9.5%

Profitability Profitability Internal Investment Liquidity Leverage2

Name (LTM EBIT to LTM ReveVnauleu)e Name(LTM EBITDA to LTM ReVveanluuee) (NLaTmMe Capital Expenditures to LTVMal uReevenue) Name (Current Ratio as of 11/17V/2a0l0u8e) Name (Debt to EV as of 11/17/2V0a0l8u)e

Ever-Glory International Group, 11.0% Ever-Glory International Group, 12.1% Ever-Glory International Group, 3.7% Delta Apparel Inc. 3.1 G-III Apparel Group, Ltd. 15.6%

Oxford Industries Inc. 7.3% Oxford Industries Inc. 9.7% Oxford Industries Inc. 2.4% G-III Apparel Group, Ltd. 2.4 Ever-Glory International Group, 26.4%

G-III Apparel Group, Ltd. 5.6% G-III Apparel Group, Ltd. 6.6% Delta Apparel Inc. 2.1% Oxford Industries Inc. 2.2 Oxford Industries Inc. 62.2%

Delta Apparel Inc. 3.6% Delta Apparel Inc. 5.3% Cygne Designs Inc. 0.3% Ever-Glory International Group, 1.8 Delta Apparel Inc. 66.5%

Tarrant Apparel Group 1.8% Tarrant Apparel Group 2.1% G-III Apparel Group, Ltd. 0.3% Tarrant Apparel Group 1.3 Cygne Designs Inc. 94.0%

Cygne Designs Inc. -7.3% Cygne Designs Inc. -5.1% Tarrant Apparel Group 0.3% Cygne Designs Inc. 0.7

1 No company used for comparative purposes is identical to the Company.

2 Based on public trading prices of common stock and publicly available shares outstanding.

NA refers to not available.

EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, EBIT refers to Earnings Before Interest and Taxes, EPS refers to Earnings Per Share and EV refers to Enterprise Value.

Sources: Selected Companies' historical information per SEC filings, projected information per several analyst reports. Company historical information per SEC filings and Company management and has been adjusted for certain items; projected information per Company management.

Benchmarking

Project TAG

BENCHMARKING DATA1 – BRANDED

Size Size2 Historical Growth Historical Growth Projected Growth

(LTM Revenue, millions) (Enterprise Value as of 11/17/2008, millions) (2-Fiscal Year Revenue) (1-Fiscal Year Revenue) (1-Fiscal Year RevenueName Value Name Value Name Value Name Value Name V)alue

VF Corp. $7,685.6 VF Corp. $6,440.6 Phillips-Van Heusen Corp. 12.7% VF Corp. 16.1% VF Corp. 8.7%

Jones Apparel Group, Inc. $3,608.1 Jones Apparel Group, Inc. $1,117.9 VF Corp. 12.7% Phillips-Van Heusen Corp. 16.0% Perry Ellis International Inc. 8.7%

Phillips-Van Heusen Corp. $2,467.6 Phillips-Van Heusen Corp. $1,016.2 Tarrant Apparel Group 6.6% Tarrant Apparel Group 4.9% Phillips-Van Heusen Corp. 7.3%

Perry Ellis International Inc. $877.0 Perry Ellis International Inc. $260.3 Perry Ellis International Inc. 0.8% Perry Ellis International Inc. 4.1% Hartmarx Corp. -2.8%

Hartmarx Corp. $528.3 Hartmarx Corp. $167.7 Hartmarx Corp. -3.0% Jones Apparel Group, Inc. -5.8% Jones Apparel Group, Inc. -5.1%

Tarrant Apparel Group $215.1 Tarrant Apparel Group $22.9 Jones Apparel Group, Inc. -12.9% Hartmarx Corp. -5.9% Tarrant Apparel Group -20.0%

Historical Growth Historical Growth Projected Growth Projected Growth Profitability

Name (2-Fiscal Year EBITDAV)alue Name (1-Fiscal Year EBITDAV)alue Name (1-Fiscal Year EBITDAV)alue Name (5-Fiscal Year EPS)Value Nam(eLTM Gross Profit to LTM RVeavleuneue)

Tarrant Apparel Group 63.1% Phillips-Van Heusen Corp. 20.6% Hartmarx Corp. 91.6% Phillips-Van Heusen Corp. 16.0% Phillips-Van Heusen Corp. 49.5%

Phillips-Van Heusen Corp. 21.1% VF Corp. 15.7% Jones Apparel Group, Inc. 17.6% Perry Ellis International Inc. 13.0% VF Corp. 44.2%

VF Corp. 11.3% Perry Ellis International Inc. 6.9% VF Corp. 13.4% VF Corp. 10.4% Jones Apparel Group, Inc. 32.8%

Perry Ellis International Inc. 6.3% Tarrant Apparel Group -7.3% Perry Ellis International Inc. 5.4% Jones Apparel Group, Inc. 8.5% Perry Ellis International Inc. 32.4%

Jones Apparel Group, Inc. -34.4% Jones Apparel Group, Inc. -39.7% Phillips-Van Heusen Corp. -1.5% Hartmarx Corp. NA Hartmarx Corp. 30.6%

Hartmarx Corp. -50.6% Hartmarx Corp. -57.6% Tarrant Apparel Group -63.1% Tarrant Apparel Group NA Tarrant Apparel Group 19.2%

Profitability Profitability Internal Investment Liquidity Leverage2

Name (LTM EBIT to LTM ReveVnauleu)e Name(LTM EBITDA to LTM ReVveanluuee) (NLaTmMe Capital Expenditures to LTVMal uReevenue) Name (Current Ratio as of 11/17V/2a0l0u8e) Name (Debt to EV as of 11/17/2V0a0l8u)e

VF Corp. 13.1% VF Corp. 15.0% Hartmarx Corp. 5.0% Hartmarx Corp. 3.6 VF Corp. 24.2%

Phillips-Van Heusen Corp. 11.8% Phillips-Van Heusen Corp. 13.9% Phillips-Van Heusen Corp. 4.7% Jones Apparel Group, Inc. 3.5 Phillips-Van Heusen Corp. 39.3%

Perry Ellis International Inc. 6.1% Perry Ellis International Inc. 7.8% Jones Apparel Group, Inc. 2.5% Perry Ellis International Inc. 3.1 Jones Apparel Group, Inc. 70.0%

Jones Apparel Group, Inc. 3.3% Jones Apparel Group, Inc. 5.6% Perry Ellis International Inc. 1.7% Phillips-Van Heusen Corp. 2.8 Perry Ellis International Inc. 75.5%

Tarrant Apparel Group 1.8% Tarrant Apparel Group 2.1% VF Corp. 1.6% VF Corp. 2.2 Hartmarx Corp. 93.0%

Hartmarx Corp. -2.6% Hartmarx Corp. -0.9% Tarrant Apparel Group 0.3% Tarrant Apparel Group 1.3

1 No company used for comparative purposes is identical to the Company.

2 Based on public trading prices of common stock and publicly available shares outstanding.

NA refers to not available.

EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, EBIT refers to Earnings Before Interest and Taxes, EPS refers to Earnings Per Share and EV refers to Enterprise Value.

Sources: Selected Companies' historical information per SEC filings, projected information per several analyst reports. Company historical information per SEC filings and Company management and has been adjusted for certain items; projected information per Company management.

Appendices

Other Considerations

Benchmarking

Weighted Average Cost of Capital Calculation

HOULIHAN LOKEY
Project TAG

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Cygne Designs Inc.	$12.9	$0.0	$1.1	$14.1	1136.8%	91.9%	0.0%	8.1%
Delta Apparel Inc.	89.5	0.0	45.6	135.1	196.2%	66.2%	0.0%	33.8%
Ever-Glory International Group, Inc.	8.5	0.0	25.0	33.5	34.0%	25.4%	0.0%	74.6%
G-III Apparel Group, Ltd.	26.7	0.0	147.0	173.6	18.1%	15.4%	0.0%	84.6%
Oxford Industries Inc.	221.6	0.0	140.0	361.7	158.3%	61.3%	0.0%	38.7%
Hartmarx Corp.	155.9	0.0	16.6	172.5	941.6%	90.4%	0.0%	9.6%
Jones Apparel Group, Inc.	782.9	0.0	535.3	1,318.2	146.3%	59.4%	0.0%	40.6%
Perry Ellis International Inc.	196.5	0.0	75.0	271.5	262.1%	72.4%	0.0%	27.6%
Phillips-Van Heusen Corp.	399.6	0.0	877.2	1,276.7	45.6%	31.3%	0.0%	68.7%
VF Corp.	1,559.1	0.0	5,107.5	6,666.5	30.5%	23.4%	0.0%	76.6%
Median	$176.2	$0.0	$107.5	$222.6	152.3%	60.3%	0.0%	39.7%
Mean	$345.3	$0.0	$697.0	$1,042.3	296.9%	53.7%	0.0%	46.3%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Cygne Designs Inc.	0.30	0.04	6.0%	5.8%	12.1%	6.3%	0.0%	4.4%
Delta Apparel Inc.	0.45	0.20	6.0%	5.8%	12.9%	5.6%	0.0%	6.6%
Ever-Glory International Group, Inc.	1.03	0.85	6.0%	5.8%	16.4%	7.0%	0.0%	13.3%
G-III Apparel Group, Ltd.	1.15	1.04	6.0%	5.8%	17.1%	3.8%	0.0%	14.8%
Oxford Industries Inc.	1.43	0.74	6.0%	5.8%	18.8%	8.2%	0.0%	10.3%
Hartmarx Corp.	1.73	0.26	6.0%	5.8%	20.6%	5.0%	0.0%	4.7%
Jones Apparel Group, Inc.	1.39	0.74	6.0%	2.6%	15.3%	5.2%	0.0%	8.1%
Perry Ellis International Inc.	1.29	0.50	6.0%	5.8%	18.0%	8.4%	0.0%	8.6%
Phillips-Van Heusen Corp.	1.27	1.00	6.0%	2.2%	14.2%	7.7%	0.0%	11.2%
VF Corp.	0.97	0.82	6.0%	0.8%	11.0%	6.5%	0.0%	9.3%
Median	1.21	0.74			15.8%	6.4%	0.0%	9.0%
Mean	1.10	0.62			15.6%	6.4%	0.0%	9.1%

Footnotes on next page.

30

Weighted Average Cost of Capital Calculation

Project TAG

Footnotes:

1 Debt amount based on most recent public filing.

2 Preferred stock amount as stated in most recent public filing.

3 Equity market value based on closing price on November 17, 2008, and on reported fully-diluted shares common shares.

4 Total capitalization equal to equity market value + debt outstanding + preferred stock.

5 Based on actual betas as per Bloomberg 5-year weekly raw beta as of November 17, 2008.

6 Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).

7 Houlihan Lokey estimate, based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

8 Morningstar, 2008 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pp. 131, 137-139.

9 Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of November 17, 2008, based on 20-year U.S.

Treasury Bond Yield.

10 Based on selected company weighted average interest rate per most recent public filings.

11 Based on selected company weighted average preferred dividend per most recent public filings.

12 Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization)

+ (Cost of Preferred * Preferred Stock to Total Capitalization).

See next page for tax rate assumption.

Sources: SEC filings and Bloomberg.

Weighted Average Cost of Capital Calculation

Project TAG

Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC

Risk Free Rate of Return1 4.4% Debt to Equity Market Value5 152.3% Selected Unlevered Beta6 0.74

Equity Risk Premium2 6.0% Debt to Total Capitalization5 60.3% Levered Beta7 1.41

Size Premium3 5.8% — 9.7% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 18.7% — 22.6%

Tax Rate4 40.0% Equity Market Value to Total Capitalization5 39.7%

Cost of Debt5 6.4% Cost of Equity—10 18.70%

Cost of Preferred Stock5 0.0% Cost of Equity—10B 22.61%

Size Risk Premium Range

Decile 10 Decile 10B

5.82% 9.73%

Computed Weighted Average Cost of Capital9 9.7%—- 11.3%

Weighted Average Cost of Capital based on Tarrant Apparel Observed Beta12 #VALUE!

Check Selected Company Decile with MM an

Selected Weighted Average Cost of Capital Range 9.5%—- 11.5%

1 Risk Free Rate of Return as of November 17, 2008, based on 20-year U.S. Treasury Bond Yield.

2 Houlihan Lokey estimate, based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

3 Source: Morningstar, 2008 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pp. 131, 137-139. The low and high percentages that form the size premium range are based on deciles 10 and 10b, respectively.

4 Per Company management.

5 Based on review of corresponding metrics of selected companies listed on previous page.

6 Based on review of selected companies’ unlevered betas listed on previous page.

7 Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions.

8 Computed Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. The cost of equity range is calculated using the size premium range; all other inputs are held constant.

9 Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock *

Preferred Stock to Total Capitalization). Based on Cost of Equity for Computed WACC and Market and Capital Structure Assumptions.